UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 9, 2015

Date of report (date of earliest event reported)

The Habit Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36749	36-4791171
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

17320 Red Hill Avenue, Suite 140

Irvine, CA

(Address of principal executive offices) (Zip Code)

(949) 851-8881

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2015 (the “Effective Date”), The Habit Restaurants, Inc. and The Habit Restaurants, LLC (collectively, the “Company or “Habit”), entered into amended and restated employment agreements with Anthony Serritella and Peter Whitwell, the Company’s Chief Operating Officer and Chief Quality Officer, respectively. Unless terminated earlier in accordance with their terms, the new agreements will continue until the third anniversary of the Effective Date, subject to automatic renewal for additional one-year periods at the end of the then current term unless notice of non-renewal is given in accordance with the terms of the agreements. Mr. Serritella’s agreement provides for an initial annual base salary of $290,000. Mr. Whitwell’s agreement provides for an initial annual base salary of $205,000. Beginning in 2015, the executives are also eligible to earn an annual bonus at a target rate of 15% of base salary, subject to achievement of objectives established by the board. In addition, the executives will be provided with a monthly car expense allowance and are eligible to participate in those benefit plans of the Company that are available to similarly-situated Company service providers.

Under the agreements, upon a termination of employment without cause (as defined in the agreements) or a voluntary termination of employment for good reason (as defined in the agreements) prior to the end of the term, each executive is entitled to continued payment of the executive’s base salary for a period of six months following such termination of employment; payment of the executive’s COBRA premiums for a period of six months following such termination of employment; payment of a pro-rated bonus under terms specified in the agreement; and acceleration of any unvested Company equity subject solely to time-based vesting conditions that is scheduled to vest in the six-month period immediately following the date of termination (“partial equity acceleration”). Upon termination of employment during the term due to death or disability, the executives would be entitled to partial equity acceleration and payment of a pro-rated bonus under terms specified in the agreement. During the term of the agreement, if the executive terminates employment voluntarily (other than for good reason), he would be entitled to receive only accrued but unpaid pay and benefits and reimbursement for unpaid business expenses.

Notwithstanding the foregoing, if, during the 24-month period following a change of control of the Company, the executives’ employment were to terminate by reason of an involuntary termination without cause or a voluntary termination for good reason (as defined in the agreements), Messrs. Serritella and Whitwell would each be entitled to receive 12 months of his respective annual base salary; a pro-rated bonus for the year of termination together with his respective target bonus for the year of termination; continued health benefits for 12 months, with such salary, bonus and benefits amounts generally being payable in a lump sum; and full acceleration of any unvested Company equity.

Under the agreements, the executives agreed to post-employment undertakings regarding non-competition and non-solicitation for 18 months and restrictions with respect to disclosure of Habit’s confidential information. All severance amounts and any acceleration of unvested Company equity are expressly conditioned upon the executives’ continued compliance with these post-employment undertakings and the execution and return of a release of claims in favor of the Company.

The foregoing description of the terms of the agreements does not purport to be a complete description and is qualified in its entirety by reference to the agreements that will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Habit Restaurants, Inc.

By:	/s/ Ira Fils

Ira Fils Chief Financial Officer and Secretary

Date: December 10, 2015